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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Broadcom Corporation pertaining to the Allayer Communications 1997 Equity Incentive Plan, SiByte, Inc. 2000 Key Employee Stock Plan and SiByte, Inc. 1998 Stock Incentive Plan of our report dated January 18, 2000 (except Note 2 as to which the date is May 31, 2000 and Notes 9 and 13, as to which the date is June 29, 2000), with respect to the consolidated financial statements and schedule of Broadcom Corporation included in its Current Report on Form 8-K/A filed with the Securities and Exchange Commission on July 10, 2000.

                                             /s/ Ernst & Young LLP


Orange County, California
January 10, 2001